EXHIBIT 10.2

AMENDMENT NO. 3 TO AGREEMENT
(President and Chief Operating Officer)

This Amendment No. 3 to Agreement (this “Amendment”) is entered into this 4th day of November, 2008, by and between OrthoLogic Corp., a Delaware corporation doing business as Capstone Therapeutics (the “Company”) and Randolph C. Steer (“Executive”) and amends the Agreement dated as of May 12, 2006 by and between the Company and Executive, as amended by Amendment No. 1 dated February 21, 2007 and Amendment No. 2 dated February 21, 2008 (the “Agreement”).

1.         Section 3(b) of the Agreement is hereby restated to read in its entirety as follows:

Upon the termination of this Agreement, neither Executive nor Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except that Executive shall be entitled to receive accrued and unpaid compensation and benefits which are then due and owing as of the date of termination, and, in the event of a termination by the Company without cause, Executive shall be entitled to a continuation of his base cash compensation, less applicable withholdings, at the rate in effect at the time of the termination of this Agreement, payable in accordance with the Company’s standard payroll practices as if Executive were continuing his services to the Company, for a period of twelve months from the date of termination.  Provided, however, that in the case of a termination without cause following a determination by the Company’s Board of Directors to liquidate the Company, payment will be made under this Section 3(b) only if and for so long as Executive is directly involved in the liquidation process, not to exceed twelve months from the date of termination, in the same manner as if Executive had not been terminated, including performing such services as may reasonably be requested by the Company’s Board of Directors.  For purposes of this Agreement, “cause” shall include neglect of duties, willful failure to abide by instructions or policies from or set by the Board, commission of a felony or serious misdemeanor offense or pleading guilty or nolo contendere to same, Executive’s breach of this Agreement or Executive’s breach of any other material obligation to the Company.

2.         Except as expressly amended and modified hereby, the Agreement shall remain in full force and effect.  In the event of any conflict or inconsistency between the terms and provisions of the Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern and control.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

This Amendment No. 3 is executed as of the date first above written.

ORTHOLOGIC CORP.	EXECUTIVE

/s/ Fred Feldman	/s/ Randolph C. Steer
Fred Feldman	Randolph C. Steer, MD, Ph.D.
Chairman
Compensation Committee